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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25

                          Commission File Number 0-3338

                           NOTIFICATION OF LATE FILING

(Check One):
|X|Form 10-K     | |Form 20-F    | |Form 11-K     | |Form 10-Q    | |Form N-SAR

             For Period Ended: July 31, 2000
             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:
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             Read Instruction (on back page) Before Preparing Form.
                              Please Print or Type.
            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

REGENT GROUP, INC.
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Full Name of Registrant


NMC Corp.
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Former Name if Applicable


720 MILTON ROAD, SUITE J-3
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Address of Principal Executive Office (Street and Number)


RYE, NY  10580
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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|X|   (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|X|   (c) The accountant's statement or other exhibit required by
          Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets If Needed.)

          INFORMATION NECESSARY TO COMPLETE THE REGISTRANT'S AUDIT HAS NOT BEEN RECEIVED.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           ROBERT M. LONG                (914)                    266-4858
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                 (Name)                (Area Code)           (Telephone Number)

(2)       Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange Act
          of 1934 or Section 30 of the Investment Company
          Act of 1940 during the preceding 12 months (or for
          such shorter period that the registrant was
          required to file such reports) been filed? If
          answer is no, identify report(s).                      |X| Yes | | No

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(3)       Is it anticipated that any significant change in
          results of operations from the corresponding
          period for the last fiscal year will be reflected
          by the earnings statements to be included in the
          subject report or portion thereof?                      | | Yes |X| No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               REGENT GROUP, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 30, 2000                               By: /s/ ROBERT M. LONG
      ----------------                                 ------------------------
                                                       Chairman of the Board

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